CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 27, 2014, relating to the financial statements and financial statement schedules of Integrys Energy Group, Inc. and subsidiaries and the effectiveness of Integrys Energy Group Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Integrys Energy Group, Inc. for the year ended December 31, 2013.
/s/ Deloitte & Touche LLP
Milwaukee, Wisconsin
May 15, 2014